Ex 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr. Chief Financial Officer (214) 631-1166
SILVERLEAF RESORTS, INC.
PROVIDES UPDATE ON HURRICANE RITA IMPACT
     DALLAS, TEXAS. (September 28, 2005) — Silverleaf Resorts, Inc. (AMEX: SVL) today provided the following update on the effects of Hurricane Rita.
     As previously reported, two of Silverleaf’s resorts were affected by Hurricane Rita. The Company’s Seaside Resort near Galveston was evacuated, and the sales operations were suspended at the Piney Shores Resort, northeast of Houston. The Company also reported that the timing of the reopening of these two resorts was largely dependant on the restoration of utility services.
     The Company is pleased to report that initial on site inspections at the resorts indicate that damage was minimal. All utility services were fully restored by Tuesday September 27, 2005. As a result, both resorts will be reopened on Friday, September 30, 2005.
     The Company continues to assess the additional impact of the storm, if any, on its business assets and results of operations.
     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offers a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.
     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005 .